Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form S-4 of Denali Capital Acquisition Corp. of our report dated November 6, 2024, relating to the financial statements of Semnur Pharmaceuticals, Inc. (which report expresses an unqualified opinion and includes explanatory paragraphs relating to a going concern uncertainty, the use of a carve-out basis of accounting and the restatement discussed in Notes 2, 4 and 8). We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Moss Adams LLP

Campbell, California

November 6, 2024